EXHIBIT 3.4

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

of

SERIES B CONVERTIBLE PREFERRED STOCK

of

ICONIC BRANDS, INC.

(Pursuant to Section 78.1955 of the Nevada Revised Statues Law)

ICONIC BRANDS, INC. (formerly, Paw Spa, Inc.), a corporation organized and existing under the laws of the State of Nevada (the “ Corporation ”), the certificate of incorporation of which was filed in the office of the Secretary of State of Nevada on October 21, 2005 and amended on June 5, 2009, hereby certifies that the Board of Directors of the Corporation (the “ Board of Directors ” or the “ Board ”), pursuant to authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized 100,000,000 shares of preferred stock, par value $0.00001 per share (the “ Preferred Stock ”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of One Million (1,000,000) shares of Preferred Stock, is the Series B Preferred Stock (the “ Series B Preferred Stock ”) and the stated value amount shall be Two Dollars ($2) per share (the “ Stated Value ”).

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A.	“Affiliates” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

B.	“Bloomberg” shall mean Bloomberg, L.P. (or any successor to its function of reporting stock prices).

C.	“ Business Combination ” means any merger, consolidation or combination of the Corporation or any Subsidiary with or into any other corporation or entity, or any acquisition by the Corporation or any Subsidiary of all or substantially all the assets or securities of, or majority voting or economic interest in, any other corporation or other entity, or whether by merger, tender offer, asset purchase, stock purchase, or like combination or consolidation; provided, that such transaction shall not constitute a Sale of Control.

D.	“Capstone” shall mean Capstone Capital Group I, LLC, a Delaware corporation.

E.	“Common Stock” means the common stock of the Corporation, par value $0.00001 per share, together with any securities into which the common stock may be reclassified.

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F.	“ Common Stock Deemed Outstanding ” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Corporation), plus (x) the maximum total number of shares of Common Stock issuable upon the exercise of the Options, as of the date of such issuance or grant of such Options, if any, and (y) the maximum total number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities, as of the date of issuance of such Convertible Securities, if any.

G.	“ Conversion Date ” means, for any Conversion, the date specified in the notice of conversion in the form attached hereto (the “ Notice of Conversion ”), so long as a copy of the Notice of Conversion is faxed, emailed or delivered by other means resulting in notice to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed, emailed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

H.	“Convertible Securities” shall have the meaning as defined in Article VIII, Section E(ii) of this Certificate of Designations.

I.	“Corporation” means the collective reference to (i) Iconic Brands, Inc. (formerly, Paw Spa, Inc.), a Nevada corporation, and (ii) its successor in interest.

J.	“Holder” shall mean the collective reference to Capstone Capital Group I, LLC, its Affiliates or any one or more holder(s) of the Series B Preferred Stock.

K.	“Issuance Date ” means one (1) Trading Day following the filing of this Series B Certificate of Designation with the Secretary of State of the State of Nevada.

L.	“ Market Price ” means, as of any Trading Day, (i) the average of the last reported sale prices for the shares of Common Stock on a national securities exchange which is the principal trading market for the Common Stock for the five (5) Trading Days immediately preceding such date as reported by Bloomberg or (ii) if no national securities exchange is the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (A) the Board of Directors of the Corporation, or (B) at the option of a majority-in-interest of the holders of the outstanding Series B Preferred Stocks by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

M.	“National Securities Exchange” means any one of the New York Stock Exchange, the NYSE Alternext Exchange, the NASDAQ Capital Market, the OTC Bulletin Board or any other national securities exchange in the United States where the Corporation’s Common Stock may trade.

N.	“Original Issue Price” means the sum of Two Dollars ($2), representing the aggregate purchase price for each share of Series B Preferred Stock at the Stated Value.

O.	“Options” shall have the meaning as defined in Article VIII, Section E(i) of this Certificate of Designations.

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P.	“Series B Preferred Stock” shall mean the 1,000,000 shares of Series B Preferred Stock authorized for issuance pursuant to this Certificate of Designation and issued to Capstone.

Q.	“ Sale of Control ” shall mean the sale or transfer of all or substantially all of the assets or securities of the Corporation or any Subsidiary, whether by stock sale, asset sale, merger, consolidation or like combination, in any one or more series of transactions whereby control of the Board of Directors of the Corporation or any Subsidiary shall no longer be vested in the Persons who served as members of such Boards of Directors immediately prior to such transaction.

R.	“ Series B Conversion Price ” means Two Dollars ($2) per share, provided, however, if the Market Price shall be less than Two Dollars ($2) per shares at any one or more Conversion Date then the Series B Conversion Price shall be equal to 100% of the VWAP per share of Common Stock, as traded on any National Securities Exchange, for the twenty (20) Trading Days immediately prior to the Conversion Date, or such other dollar amount (or fraction thereof) into which such Series B Conversion Price may be adjusted pursuant to Article VIII of this Certificate.

S.	“Stated Value” means Two Dollars ($2) per share of Series B Preferred Stock.

T.	“Trading Day” shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

U.	“VWAP” means the volume weighted average price per share of the Common Stock as reported by Bloomberg Reporting Service or other recognized stock market price reporting service.

III. DIVIDENDS

A.	Holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors of the Corporation. No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock unless such cash dividend or distribution is likewise declared, paid or set apart for payment on the Series B Preferred Stock in an amount equal to the dividend or distribution that would be payable if all of the issued and outstanding shares of the Series B Preferred Stock had been fully converted into Common Stock on the day immediately prior to the date which shall be the earliest to occur of the declaration, payment, or distribution or such dividend.

B.	Dividends on the Series B Preferred Stock are prior and in preference to any declaration or payment of any dividend or other distribution (as defined below) on any outstanding shares of Junior Securities (as hereinafter defined).

IV. CONVERSION

A.	Optional Conversion

	i.	Subject at all times to the provisions of Section A(v) of this Article IV, Holders of Series B Preferred Stock may at their option convert all or any portion of their shares of Series B Preferred Stock into Common Stock of the Corporation at any time or from time to time (an “Optional Conversion”).

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ii.

In the event of any one or more Optional Conversions pursuant to this Article IV A. (each a “ Conversion ”) each share of Series B Preferred Stock shall be convertible into a number of fully paid and non-assessable shares of Common Stock determined in accordance with the following formula:

Series B Preferred Stock Being Converted	X	Original Issue Price Series B Conversion Price then in effect

iii.	Notwithstanding anything to the contrary, express or implied, contained in this Certificate of Designation, without the prior written consent of the Holder and the board of directors of the Corporation, the maximum number of shares of the Corporation’s Common Stock that may be owned of record or beneficially at any point in time by any Holder of Series B Preferred Stock or any Affiliate of such Holder (whether upon conversion(s) of Series B Preferred Stock, open market purchases, other purchases of Corporation Common Stock, exercise of Options or conversion or any Convertible Securities, or any combination of the foregoing) shall not exceed an aggregate of 4.99% of the outstanding shares of the Corporation’s Common Stock

B.	Mechanics of Conversion. In order to effect an Conversion, a Holder of shares of Series B Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series B Preferred Stock being converted (the “ Series B Preferred Stock Certificates “), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series B Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series B Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XII. B hereof.

i.	Delivery of Common Stock Upon Conversion. Upon the surrender of Series B Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent, as appropriate) shall, no later than the later of (a) the fifth (5th) Trading Day following the Conversion Date and (b) the Trading Day immediately following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XI B) (the “ Delivery Period ”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock being converted and (y) a certificate representing the number of shares of Series B Preferred Stock not being converted, if any. Notwithstanding the foregoing, the Holder of Series B Preferred Stock shall, for all purposes, be deemed to be a record owner of that number of shares of Common Stock issuable upon conversion of those shares of Series B Preferred Stock set forth in the Conversion Notice as at the date of such Conversion Notice. In addition, if the Corporation’s transfer agent is participating in the Depository Trust Corporation (“ DTC ”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“ DTC Transfer ”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

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ii.	Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series B Preferred Stock.

iii.	No Fractional Shares. If any conversion of Series B Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the Series B Conversion Price per share, and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

iv.	Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (i) above as are not disputed. If such dispute involves the calculation of the Series B Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation and the Holder shall submit their disputed calculations to a mutually agreed upon independent outside accountant via facsimile within three Trading Days of receipt of the Notice of Conversion. If the parties cannot agree on an acceptable independent outside accountant, each party shall designate an accountant and those two appointed accountants shall choose a third accountant who shall act as the independent outside accountant. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than three Trading Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

v.	Payment of Accrued Amounts. Upon conversion of any shares of Series B Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (including, without limitation, all Dividends, if any) through and including the Conversion Date shall be paid by the Corporation in cash. In the event that the Corporation elects to effect a payment-in-kind, the number of fully paid and non-assessable shares of Common Stock due shall be determined in accordance with the following formula:

All Amounts Accrued or Payable

Series B Conversion Price

V. RESERVATION OF SHARES OF COMMON STOCK

A.	Reserved Amount. Immediately following the Corporation’s filing of an Amendment to its Certificate of Incorporation authorizing an increase to its authorized Common Stock, the Corporation shall reserve not less than 1,000,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series B Preferred Stock (including any shares that may be issuable in connection with the adjustment provisions of this Certificate of Designations), and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the “ Reserved Amount ”) shall at all times be sufficient to provide for the full conversion of all of the Series B Preferred Stock (including any shares that may be issuable in connection with the adjustment provisions of this Certificate of Designations) outstanding or issuable upon conversion of Series B Preferred Stock, at the current Series B Conversion Price thereof, and any anticipated adjustments to such Series B Conversion Price.

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B.	Increases to Reserved Amount. During the period that the Corporation’s Common Stock is not listed on any National Securities Exchange in the United States or abroad or the OTC Bulletin Board, the Corporation shall, twice annually, review the Reserved Amount for any stock splits, or adjustments on the Series B Preferred Stock, or similar situations to determine whether the Reserved Amount needs to be increased.

VI. RANK

All shares of the Series B Preferred Stock shall rank senior to (a) any other class or series of Preferred Stock of the Corporation now existing or hereafter created, (b) to all shares of the Corporation’s Common Stock now existing or hereafter issued, and (c) any other class of securities which is specifically designated as junior to the Series B Preferred Stock (collectively, with the Common Stock, the “ Junior Securities” ), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VII. LIQUIDATION PREFERENCE

A.	In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

i.	Prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any Junior Securities, the Holders of Series B Preferred Stock by reason of their ownership of such stock, shall receive an amount equal to the sum of (x) $1,000.00 for each share of Series B Preferred Stock then held by them (the “ Initial Series B Liquidation Preference Price ”), and (y) an amount equal to all unpaid dividends on the Series B Preferred Stock, if any. If upon the occurrence of a liquidation, dissolution or winding up of the Corporation the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full liquidation preference amount based on the Initial Series B Liquidation Preference Price, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

ii.	In the event of any Sale of Control, in addition to the right of the Holder(s) of the Series B Preferred Stock to receive the Initial Series B Liquidation Preference Price, such Holder(s) shall also be entitled to participate with the holders of the Corporation’s Common Stock in receipt of the consideration payable upon such Sale of Control to the extent that each one (1) share of Series B Preferred Stock then owned by the Holder(s) would be converted pursuant to the terms hereof into Common Stock.

B.

After setting apart or paying in full the preferential amounts due pursuant to Section VII (A) above, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of the Common Stock on a pro rata basis, based on the number of shares of Common Stock then held by each holder.

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VIII. VOTING RIGHTS

A.	Class Voting Rights. Holders of the Series B Preferred Stock shall vote together as a separate class on all matters which impact the rights, value or conversion terms, or ranking of the Series B Preferred Stock, as provided herein.

B.	No Other Voting Rights. Except as set forth in Section A of this Article IX, the Series B Preferred Stock shall not vote on any matter submitted to the stockholders of the Corporation and Holder(s) of the Series B Preferred Stock shall have no other voting rights.

IX. MISCELLANEOUS

A.	Cancellation of Series B Preferred Stock If any shares of Series B Preferred Stock are converted pursuant to this Series B Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series B Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

B.	Piggy-Back Registration Rights. If the Corporation proposes to file a registration statement under the Securities Act with respect to an offering for its own account of any class of its equity securities (other than a registration statement on Form S-8 (or any successor form) or any other registration statement relating solely to employee benefit plans or filed in connection with an exchange offer, a transaction to which Rule 145 (or any successor provision) under the Securities Act applies or an offering of securities solely to the Corporation’s existing shareholders), then the Corporation shall in each case give written notice of such proposed filing to the Holder as soon as practicable before the anticipated filing date, and such notice shall offer each Holder the opportunity to register such number of shares of Common Stock (not otherwise registered or saleable under Rule 144) as such Holder may request. Each Holder desiring to have Common Stock included in such registration statement shall so advise the Corporation in writing within 5 Trading Days after the date on which the Corporation’s notice is so given, setting forth the number of shares of Common Stock for which registration is requested. If the Corporation’s offering is to be an underwritten offering, the Corporation shall, subject to the further provisions of this Agreement, use its reasonable best efforts to cause the managing underwriter or underwriters to permit the Holders of the Common Stock requested to be included in the registration for such offering to include such Common Stock in such offering on the same terms and conditions as any similar securities of the Corporation included therein. The right of each Holder to registration pursuant to this Section in connection with an underwritten offering by the Corporation shall, unless the Corporation otherwise assents, be conditioned upon such Holder’s participation as a seller in such underwritten offering and its execution of an underwriting agreement with the managing underwriter or underwriters selected by the Corporation. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering deliver a written opinion to the Corporation that either because of (a) the kind of securities that the Corporation, the Holders and any other persons or entities intend to include in such offering or (b) the size of the offering that the Corporation, the Holders and any other persons or entities intend to make, the success of the offering would be materially and adversely affected by inclusion of the Common Stock requested to be included, then (i) in the event that the size of the offering is the basis of such managing underwriter’s opinion, the number of shares of Common Stock to be registered and offered for the accounts of Holders shall be reduced pro rata on the basis of the number of securities requested by such Holders to be registered and offered to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters (provided that if securities are being registered and offered for the account of other persons or entities in addition to the Corporation, such reduction shall not be proportionally greater than any similar reductions imposed on such other persons or entities) and (ii) in the event that the combination of securities to be offered is the basis of such managing underwriters opinion, (x) the Common Stock to be included in such registration and offering shall be reduced as described in clause (i) above or (y) if such actions would, in the reasonable judgment of the managing underwriter, be insufficient to substantially eliminate the adverse effect that inclusion of the Common Stock requested to be included would have on such offering, such Common Stock will be excluded entirely from such registration and offering. Any Common Stock excluded from an underwriting shall, if applicable, be withdrawn from registration and shall not, without the consent of the Corporation, be transferred in a public distribution prior to the earlier of ninety (90) days (or such other shorter period of time as the managing underwriter may require) after the effective date of the registration statement or ninety (90) days after the date the Holders of such Common Stock are notified of such exclusion. Notwithstanding anything herein, if the Holder has shares of Common Stock included in a registration statement and the Securities and Exchange Commission requests that the number of shares included in any registration statement be cutback pursuant to Rule 415 or similar guidance, then the Holder’s shares shall be cutback first, pari passu with any other shares that are included as piggy-back shares in such registration statement.

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C.	Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series B Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

D.	Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein, and any right of the Holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Holder.

E.	Information Rights So long as shares of Series B Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series B Preferred Stock (i) audited annual financial statements to the Holders of Series B Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. To the extent that such information is electronically available on the Corporation’s Form 10-K Annual Reports, Form 10-Q Quarterly Reports, Form 8-K Periodic Reports and Annual Reports to Shareholders, the Corporation need not separately furnish such documents to Holders of the Series B Preferred Stock.

F.	Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are:

if to the Corporation:

Iconic Brands, Inc.

Attn: Richard DeCicco

1174 Route 109

Lindenhurst, New York 11757

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with a copy to (which shall not constitute notice):

Anslow & Jaclin, LLP

Attn: Eric M. Stein

195 Route 9 South,

Suite 204

Manalapan, New Jersey 07726

if to the Holder:

Capstone Capital Group I, LLC

1350 Avenue of the Americas

New York, New York 10019

with a copy to (which shall not constitute notice):

Steven L. Siskind, Esq.

1103 Stewart Avenue,

Suite 200

Garden City, New York 11530

IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Nevada that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 5 day of June 2009.

ICONIC BRANDS, INC. (formerly, Paw Spa, Inc.)

By:	/s/ Richard DeCicco
Name:	Richard DeCicco
Title:	President

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